Exhibit 99.1

B. Riley Principal Merger Corp. II and Eos Energy Storage Announce Letter of Intent for Business Combination

-	Proposed transaction to result in Eos becoming a publicly listed company
-	BRPM II-Eos combination would accelerate growth of Eos’ scalable, low-cost, clean battery technology as a disruptive solution to address domestic and international energy storage market needs
-	Investor call scheduled on Thursday, June 25, 2020 at 10:00 am ET

NEW YORK and EDISON, NJ, June 24, 2020 /PRNewswire/ -- B. Riley Principal Merger Corp. II (NYSE:BMRG, BMRG WS, BMRG.U) (“BRPM II”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ:RILY) (“B. Riley Financial”), and privately held Eos Energy Storage LLC (“Eos”) today announced they have executed a letter of intent (“LOI”) for a business combination transaction (“transaction”) which would result in Eos becoming a publicly listed company.

Founded in 2008, Eos Energy Storage is an established provider of long-duration energy storage focused on providing a domestic solution to a global need: low-cost, safe, and environmentally friendly energy storage. Eos has proven its technology over a ten-year period of testing, development, deployment, and operation, and is focused on accelerating the growth of clean energy in the United States by deploying large scale storage solutions that deliver reliable and cost-competitive power in a safe and environmentally sustainable way. The Eos Aurora® system is designed to meet the requirements of the grid-scale energy storage market using Eos’ patented aqueous, zinc-powered battery technology to offer a safe, scalable, fully recyclable and sustainable alternative to lithium-ion battery power. Its patented Znyth® technology requires just five core commodity materials – all of which are Earth-abundant, non-conflict minerals, and are 100% recyclable. Eos’ battery is non-flammable and does not require any moving parts or pumps, which allows for simple upkeep and market-leading low-cost operations.

The proposed transaction would provide Eos with access to new capital to help fund the rapid growth of its corporate strategy, which includes the expansion of its manufacturing capacity to meet customer demand, investment in personnel to further drive research and development (R&D) and commercialization, in addition to general corporate purposes.

“We are pleased to work towards bringing our stockholders this unique opportunity to participate in the rapid growth and expansion of a leading domestic energy storage business,” said Dan Shribman, CEO of BRPM II, and Chief Investment Officer of B. Riley Financial. “We view the proposed combination of BRPM II and Eos to be a compelling transaction that would provide Eos with the necessary capital to support the expansion of its capital-efficient and scalable solution. Having followed Eos for several years, we believe now is the ideal time for management to unlock the full potential of a truly disruptive solution to address a clear need in the global energy storage market.”

Eos is led by a team of professionals with deep scientific, regulatory and operating experience across the energy value chain. Joe Mastrangelo, Eos’ Chief Executive Officer, is a 25-year General Electric (“GE”) veteran who has both traditional and renewable energy experience, and served as president and CEO of Gas Power Systems for GE’s Power division. Russ Stidolph, Chairman of the Eos Board of Directors, is founder and Managing Director of AltEnergy LLC, a private equity firm focused on alternative energy investing.

“Our Board of Directors is pleased to advance the process towards combining with B. Riley Principal Merger Corp. II,” said Russ Stidolph, Chairman of the Eos Board of Directors. “The global energy storage ecosystem is expected to grow with a CAGR of 20% over the next 20 years. The current market is primarily served by lithium ion batteries manufactured in China and South Korea – and with our zinc-based system offering a safer, greener, and less expensive solution, it is our strong belief that Eos is poised for significant long-term growth and material cash flow generation.”

Eos has secured over $160 million of invested capital to date from key strategic and financial investors, including AltEnergy, Holtec International, Reservoir Capital Group, Generation Capital, Ospraie Management, Ace & Company, Fisher Brothers, and Prisma Energy Solutions, among others.

“A transaction with BRPM II would be a natural next step in Eos’ growth from an R&D focused organization to one focused on mass commercialization and scaled manufacturing,” said Joe Mastrangelo, Chief Executive Officer of Eos. “Bryant Riley, Dan Shribman, and the B. Riley team have a proven track record in leading successful SPAC transactions, as well as extensive experience in public markets, and we believe that this proposed combination would enhance Eos’ ability to provide flexible solutions to our customers while creating value for our current and future stakeholders and partners.”

Eos maintains a significant pipeline of new customers focused on large-scale grid-connected storage projects and smaller-scale commercial and industrial deployments of its energy storage systems. It has deployed its energy storage solutions on three continents and has demonstrated an ability to satisfy multiple use cases while performing in extreme temperature conditions without the need for any supplemental air-conditioning. Eos has a market-ready product today and an established manufacturing platform in place that is ready to scale to meet market demand.

Transaction Overview

The transaction contemplates a pre-money valuation for Eos of approximately $290 million. The proposed transaction with BRPM II would provide Eos with approximately $225 million of additional new equity financing, including $50 million of proceeds from a fully backstopped PIPE by B. Riley Financial, assuming no public shareholders of BRPM II exercise their redemption rights at closing. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the negotiation and execution of a definitive agreement providing for the transaction, the approval by BRPM II’s shareholders, satisfaction of the conditions stated in the LOI and other customary closing conditions. Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

Conference Call Information

B. Riley Principal Merger Corp. II and Eos will host a joint investor conference call to discuss the proposed transaction on Thursday, June 25, 2020 at 10:00 am ET.

To listen to the prepared remarks, participants can join the online webcast by accessing this link or by dialing (toll-free) +1-877-451-6152.

A replay will be available online and by phone +1-844-512-2921, 13706023 (pin) through July 2, 2020.

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Armed with a patent for a membrane-free zinc battery technology, Eos has been pursuing this opportunity since 2008 when it was founded. Eos Energy Storage has 10+ years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates its aqueous, zinc battery technology (Znyth®) to provide a safe, scalable, and sustainable alternative to lithium ion. For more information, visit https://eosenergystorage.com.

About B. Riley Principal Merger Corp. II

B. Riley Principal Merger Corp. II (NYSE: BMRG, BMRG WS, BMRG.U) (“BRPM II”) is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, and is sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY). BRPM II is focused on pursuing a business combination with established businesses with an aggregate enterprise value of approximately $400 million to $1 billion that would benefit from access to public markets and the operational and strategic expertise of B. Riley’s management team and board of directors. For more information, visit https://brileyfin.com/principalmergercorp.

Additional Information and Where to Find It

If a legally binding definitive agreement is entered into, a full description of the terms of the transaction will be provided in a proxy statement for the stockholders of BRPM II (the “Transaction Proxy Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). BRPM II urges investors, stockholders and other interested persons to read, when available, the preliminary Transaction Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about BRPM II, the potential target company and the transaction. The definitive Transaction Proxy Statement will be mailed to stockholders of BRPM II as of a record date to be established for voting on the proposed transaction.

Investors and security holders of BRPM II are advised to read, when available, the preliminary Transaction Proxy Statement and the definitive Transaction Proxy Statement, and any amendments thereto, because these documents will contain important information about BRPM II and the proposed Transaction. The definitive Transaction Proxy Statement will be mailed to BRPM II’s stockholders of record as of a record date to be established for the special meeting of stockholders relating to the proposed Transaction. Stockholders will also be able to obtain copies of the Transaction Proxy Statement, without charge, once available, at the SEC's website at www.sec.gov or by directing a request to: B. Riley FBR, Inc., 299 Park Avenue, 21st Floor, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside BRPM II’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability of BRPM II to enter into a definitive agreement with respect to the proposed business combination with Eos or to complete the contemplated transaction; matters discovered by BRPM II or Eos as they complete their respective due diligence investigation of the other; the risk that the approval of the stockholders of BRPM II for the potential transaction is not obtained; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of funds available in BRPM II’s trust account following any redemptions by BRPM II stockholders; the ability to meet NYSE’s listing requirements following the consummation of the transaction; costs related to the proposed transaction; and those factors discussed in BRPM II’s registration statement for the initial public offering filed with the SEC. BRPM II does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation

BRPM II and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the transaction described herein under the rules of the SEC. Information about the directors and executive officers of BRPM II and a description of their interests in BRPM II will be contained in the Transaction Proxy Statement when it is filed with the SEC. This document can be obtained free of charge from the sources indicated above.

Non-Solicitation

The disclosure herein is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of BRPM II, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Contacts:

For B. Riley Principal Merger Corp. II

Investors	Media
Daniel Shribman	Jo Anne McCusker
dshribman@brileyfin.com	press@brileyfin.com
(212) 457-3300	(646) 885-5425

For Eos Energy Storage

Amy Gould
ir@eosenergystorage.com
(732) 852-5722

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